Exhibit 99.1

American States Water Company Announces
Second Quarter 2021 Results
•7.8% increase in adjusted second quarter consolidated diluted EPS over adjusted second quarter of 2020, or 4.3% increase as recorded
•12.1% increase in adjusted YTD consolidated diluted EPS over adjusted YTD 2020, or 15.9% increase as recorded
•9% increase in quarterly dividend for September 1 dividend payment
San Dimas, California, August 2, 2021…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.72 for the quarter ended June 30, 2021, as compared to basic and fully diluted earnings per share of $0.69 for the quarter ended June 30, 2020. Included in the results for the second quarter of 2021 were gains on investments held to fund one of the company's retirement plans totaling $1.6 million, or $0.03 per share, as compared to higher gains of $2.4 million, or approximately $0.05 per share, for the same period in 2020 largely due to volatility in the financial markets last year caused by the early stages of the COVID-19 pandemic. Excluding this unfavorable variance of $0.02 per share, adjusted diluted earnings for the second quarter of 2021 increased by $0.05 per share as compared to the same period in 2020 adjusted, or a 7.8% increase.
Second Quarter 2021 Results
The table below sets forth a comparison of diluted earnings per share contribution by business segment as recorded during the second quarter of 2021 and 2020.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2021	6/30/2020	CHANGE
Water	$0.57	$0.54	$0.03
Electric	0.04	0.03	0.01
Contracted services	0.11	0.12	(0.01)
Consolidated diluted earnings per share	$0.72	$0.69	$0.03
Water Segment:
Diluted earnings per share from AWR's regulated water utility segment, Golden State Water Company ("GSWC"), for the three months ended June 30, 2021 increased by $0.03 per share as compared to the same period in 2020. Excluding the unfavorable variance of $0.02 per share from the gains on investments held to fund one of the company's retirement plans discussed above, diluted earnings at the water segment for the second quarter of 2021 increased by $0.05 per share due to the following items (excluding the impact of billed surcharges, which have no effect on net earnings):
•An increase in the water gross margin of $3.2 million, or approximately $0.06 per share, as a result of new rates authorized by the California Public Utilities Commission ("CPUC"). Effective January 1, 2021, GSWC received its full third-year step increase, which it achieved as a result of passing an earnings test. The full step increase is expected to generate an additional $11.1 million in water gross margin for 2021.
•An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by $0.02 per share mainly due to increases in water treatment costs and depreciation expense, partially offset by a decrease in maintenance expense.

•An increase in interest expense (net of interest and other income), which negatively impacted earnings by approximately $0.02 per share resulting primarily from an overall increase in total borrowing levels and higher interest rates at the water segment compared to the same period in 2020. The overall higher interest rates resulted from the issuance of long-term debt in July 2020 and GSWC used the proceeds to pay down its intercompany borrowings (as required by the CPUC), which bear lower short-term rates.
•Changes in the effective income tax rate resulting from certain flow-through taxes and permanent items for the three months ended June 30, 2021 as compared to the same period in 2020, favorably impacted earnings by approximately $0.03 per share.
Electric Segment:
Diluted earnings per share from the electric utility segment for the three months ended June 30, 2021 increased $0.01 per share due primarily to an increase in the electric gross margin resulting from higher customer rates for 2021 approved by the CPUC. Overall operating expenses at the electric segment (excluding supply costs) were relatively flat as compared to the same period in 2020.
Contracted Services Segment:
Diluted earnings from the contracted services segment for the three months ended June 30, 2021 decreased $0.01 per share largely due to higher construction costs incurred on certain projects.
Year-To-Date 2021 Results
Fully diluted earnings for the six months ended June 30, 2021 were $1.24 per share as compared to $1.07 per share recorded for the same period in 2020. Included in the results for the six months ended June 30, 2021 were gains on investments held to fund one of the company's retirement plans totaling $2.2 million, or $0.04 per share, as compared to minimal gains generated during the same period in 2020 largely due to volatility in the financial markets last year caused by the early stages of the COVID-19 pandemic. Excluding this favorable variance of $0.04 per share, adjusted diluted earnings for the six months ended June 30, 2021 increased by $0.13 per share as compared to the same period in 2020 adjusted, or a 12.1% increase. The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company as recorded during the six months ended June 30, 2021 and 2020.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2021	6/30/2020	CHANGE
Water	$0.90	$0.78	$0.12
Electric	0.10	0.09	0.01
Contracted services	0.24	0.20	0.04
Consolidated diluted earnings per share	$1.24	$1.07	$0.17
Water Segment:
Diluted earnings per share from the water segment for the six months ended June 30, 2021 increased by $0.12 per share as compared to the same period in 2020. Excluding the favorable variance of $0.04 per share from the gains on investments held to fund one of the company's retirement plans discussed above, diluted earnings for the six months ended June 30, 2021 at the water segment increased by $0.08 per share due to the following items (excluding the impact of billed surcharges, which have no effect on net earnings):
•An increase in the water gross margin of $5.7 million, or approximately $0.11 per share, as a result of new rates authorized by the CPUC. GSWC received its full third-year step increases effective January 1, 2021, which are expected to generate an additional $11.1 million in water gross margin for 2021.
•An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by approximately $0.03 per share due, in large part, to an increase in water treatment costs, depreciation expense and property taxes as compared to the same period in 2020, partially offset by a decrease in maintenance expense.
•An overall increase in interest expense (net of interest and other income), which negatively impacted earnings by approximately $0.03 per share resulting primarily from an overall increase in total borrowing levels and higher interest rates at the water segment compared to the same period in 2020. The overall higher interest rates resulted from the issuance of long-term debt in July 2020 and GSWC used the proceeds to pay down its intercompany borrowings (as required by the CPUC), which bear lower short-term rates.
•Changes in the effective income tax rate resulting from certain flow-through taxes and permanent items for the six months ended June 30, 2021 as compared to the same period in 2020, favorably impacted earnings by approximately $0.03 per share.
Electric Segment:
Diluted earnings per share from the electric segment for the six months ended June 30, 2021 increased by $0.01 per share as compared to the same period in 2020 largely due to an increase in the electric gross margin resulting from new rates authorized by the CPUC, as well as a decrease in interest expense.
Contracted Services Segment:
Diluted earnings from the contracted services segment for the six months ended June 30, 2021 increased by $0.04 per share as compared to the same period in 2020 primarily due to an overall increase in construction activity and management fee revenue, as well as a decrease in overall operating expenses including lower legal and other outside services costs. The increase in construction activity was largely due to timing differences of when work was performed as compared to the first six months of 2020. We expect the contracted services segment to contribute $0.45 to $0.49 per share for the year 2021.
Dividends
On July 27, 2021, AWR's Board of Directors approved a 9% increase in the third quarter dividend, from $0.335 per share to $0.365 per share on AWR's Common Shares. This increase is comparable to the compound annual growth rate (“CAGR”) of 9% achieved by the company in its quarterly dividend over the last five years. Dividends on the Common Shares will be paid on September 1, 2021 to shareholders of record at the close of business on August 16, 2021. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 67 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term. The company has achieved nearly a 10% CAGR in its calendar year dividend payments from 2011–2021.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the gains generated during the three-and six-month periods ended June 30, 2021 and 2020 on the investments held to fund one of the company's retirement plans have been excluded when communicating the results to help facilitate comparisons of the company’s performance from period to period. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.
The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins, and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call

Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, August 3. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning August 3, 2021 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 10, 2021.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 262,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,500 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	June 30, 2021	December 31, 2020
Assets
Net Property, Plant and Equipment	$1,570,633	$1,512,043
Goodwill	1,116	1,116
Other Property and Investments	37,414	35,318
Current Assets	136,312	157,115
Other Assets	96,883	86,011
Total Assets	$1,842,358	$1,791,603
Capitalization and Liabilities
Capitalization	$1,076,479	$1,082,021
Current Liabilities	111,351	118,572
Other Credits	654,528	591,010
Total Capitalization and Liabilities	$1,842,358	$1,791,603

	Condensed Statements of Income (Unaudited)		Condensed Statements of Income (Unaudited)
(in thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Operating Revenues
Water	$91,633	$87,074	$166,662	$158,498
Electric	8,108	7,679	19,647	18,647
Contracted services	28,673	26,525	59,165	53,210
Total operating revenues	128,414	121,278	245,474	230,355

Operating Expenses
Water purchased	20,916	18,754	36,155	32,846
Power purchased for pumping	2,861	2,398	5,006	4,257
Groundwater production assessment	5,220	5,030	9,660	9,178
Power purchased for resale	2,130	1,967	5,328	5,010
Supply cost balancing accounts	(3,086)	(1,802)	(5,513)	(3,967)
Other operation	8,534	7,959	16,751	16,445
Administrative and general	20,630	20,398	42,683	43,348
Depreciation and amortization	9,770	9,031	19,330	17,842
Maintenance	3,267	4,094	5,929	7,978
Property and other taxes	5,273	5,246	11,213	10,405
ASUS construction	15,052	12,487	30,756	25,598
Total operating expenses	90,567	85,562	177,298	168,940

Operating income	37,847	35,716	68,176	61,415

Other Income and Expenses
Interest expense	(6,032)	(5,322)	(12,290)	(11,372)
Interest income	348	490	803	1,048
Other, net	1,875	3,009	2,531	775
Total other income and expenses, net	(3,809)	(1,823)	(8,956)	(9,549)

Income Before Income Tax Expense	34,038	33,893	59,220	51,866
Income tax expense	7,462	8,281	13,376	12,182
Net Income	$26,576	$25,612	$45,844	$39,684

Weighted average shares outstanding	36,916	36,884	36,907	36,872
Basic earnings per Common Share	$0.72	$0.69	$1.24	$1.07

Weighted average diluted shares	37,007	37,000	36,993	36,985
Fully diluted earnings per Common Share	$0.72	$0.69	$1.24	$1.07

Dividends paid per Common Share	$0.335	$0.305	$0.670	$0.610